EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lee Enterprises, Incorporated:

We consent to the incorporation by reference in the registration statements (No. 333-06435, No. 333-132768, Post-Effective Amendment No. 1 to 333-132768, No. 333-167908, and No. 333-167909) on Forms S-8 and (No. 333-167907) on Form S-3 of Lee Enterprises, Incorporated of our reports dated December 9, 2011, except as to note 1 and note 4, as to which the date is February 3, 2012, with respect to the consolidated balance sheets of Lee Enterprises, Incorporated and subsidiaries (the Company) as of September 25, 2011 and September 26, 2010, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit), and cash flows for each of the 52-week periods ended September 25, 2011, September 26, 2010, and September 27, 2009, and the effectiveness of internal control over financial reporting as of September 25, 2011, which reports appear in the Form 10-K/A of Lee Enterprises, Incorporated for the fiscal year ended September 25, 2011.

/s/ KPMG LLP

Chicago, Illinois
February 3, 2012